Exhibit 10.3

CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”), dated September 1, 2014, by and between Alpha Natural Resource Services, LLC, a Delaware limited liability company (“Alpha”), and Vaughn R. Groves (“Consultant”), shall be effective as of the Effective Date (as hereinafter defined).
RECITALS
WHEREAS, Consultant was employed by Alpha and resigned from any and all positions held with Alpha and its affiliates and subsidiaries (collectively, the “Company”) effective as of September 1, 2014 (the “Termination Date”); and
WHEREAS, notwithstanding the termination of Consultant’s employment with the Company, the Company wants to retain Consultant to provide limited services to the Company as a consultant, and the Consultant is willing to provide such limited services in exchange for certain compensation and consideration provided in this Agreement.
STATEMENT OF AGREEMENT
NOW, THEREFORE, in consideration of the above recitals, and for and in consideration of the mutual promises set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Recitals and Effective Date. The recitals to this Agreement are true and correct and are incorporated herein by reference. The effective date of this Agreement is September 1, 2014 (“Effective Date”).
2. Consulting Period. The Company hereby engages Consultant to provide certain consulting and advisory services, subject to the terms and provisions of this Agreement, for the period commencing on the Effective Date and ending on March 1, 2015; provided, however, that the parties may mutually agree to extend the Consulting Period on a month-to-month basis (the “Consulting Period”). Notwithstanding the foregoing, the Consulting Period shall also be subject to earlier termination pursuant to Section 9 hereof.
3. Consulting Services.
3.1. Duties. Consultant shall render such consulting and advisory services (the “Consulting Services”) during the Consulting Period as the Company’s Executive Vice President and General Counsel may reasonably request from time to time upon reasonable prior notice.
3.2. Time Worked. It is expected that Consultant will work up to 40 hours per month in providing the Consulting Services, but with the understanding that the level of Consulting Services will be permanently reduced to no more than 20% of the average level of services the Consultant worked for the Company during the immediately preceding 36-month period prior to the Termination Date such that the Consultant’s termination of employment with the Company on the Termination Date shall be presumed to be a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986 (as amended, the “Code”). Consultant shall devote his best efforts, skill and attention to the performance of such Consulting Services, which may include travel reasonably required in the performance of such Consulting Services.
4. Independent Contractor Status. In the performance of the Consulting Services hereunder, Consultant shall at all times be acting as an independent contractor and not as an employee, servant or agent of the Company, and the Company will have no right to determine or control the details, work schedule, means or methods by which the Consultant performs the Consulting Services. Consultant shall have no power or authority to commit, bind or incur any obligation on behalf of Company except as identified in writing by the Company’s Chief Executive Officer, or his designee, and then only as may be necessary or appropriate in connection with the performance of the Consulting Services.
5. Consulting Fee. As compensation for the Consulting Services, the Company shall pay Consultant a fee of $17,500 per month (paid monthly in arrears) (the “Consulting Fee”) during the Consulting Period.  The Consulting Fee with respect to any month shall be paid by the Company without regard to the number of hours of Consulting Services actually provided by Consultant with respect to such month.
6. Benefits. Consultant shall not be eligible to participate in any employee benefit plans or programs sponsored or maintained by the Company in connection with the performance of the Consulting Services; provided, however, that nothing herein is intended to affect Consultant’s right to receive, based on his prior service as an employee of the Company, all compensation and benefits payable to him under the terms of any benefit plans, programs or arrangements maintained or offered by the Company and in effect as of the Termination Date.
7. Expenses and Electronic Devices.
7.1. Expenses. Upon presentation of documentation reasonably acceptable to the Company officer charged with expense review for the Company, the Company shall reimburse Consultant for all reasonable, customary and usual out-of-pocket expenses Consultant incurs directly in connection with the performance of the Consulting Services (“Expenses”) in accordance with the Company’s expense reimbursement policy in effect from time to time. Any such reimbursement shall be provided within thirty (30) days following the date on which Consultant submits to the Company a report and request for reimbursement, accompanied by proper documentation, for the Expense, but in no event later than December 31st of the year following the year in which Consultant incurs such Expense.
7.2. Electronic Devices. During the Consulting Period, the Company will provide the Consultant with electronic devices necessary for the performance of the Consulting Services.
8. Tax Matters. Consultant acknowledges that he will not be paid any “wages” (as defined in the Code) in respect of the Consulting Services under this Agreement, and the Company will not withhold any amounts from the consideration paid hereunder for tax purposes. Consultant shall be solely responsible for all taxes (including penalties and interest thereon) imposed on him as a result of this Agreement, including, but not limited to, by reason of the payment of any compensation to him in respect of this Agreement.
9. Termination.
9.1 Termination of Consulting Period. Notwithstanding any other provision hereof, the Consulting Period and the Consulting Services provided by Consultant in accordance with this Agreement shall terminate, and, except as otherwise specifically provided herein, this Agreement shall terminate:
(a) upon the death or disability of Consultant (for purposes of this Agreement, Consultant shall be disabled if the Company reasonably determines that he is not able to perform the Consulting Services, with or without a reasonable accommodation);
(b) by the Company;
(c) by the Consultant; or
(d) on the expiration date of the Consulting Period.
9.2. Notice of Termination. Any termination of the Consulting Period by the Company or by Consultant (other than termination as a result of Consultant’s death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice setting forth the specific termination provision in this Agreement relied upon and describing in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Consulting Period under the provision so indicated.
9.3. Date of Termination. “Date of Termination” shall mean the date on which the Consulting Period terminates, which shall be, if Consultant is terminated (i) by his death, the date of his death, (ii) upon the expiration date of the Consulting Period, the last day of the Consulting Period, and (iii) for any other reason, the date specified in the Notice of Termination, which date shall be no earlier than 30 days after the Notice of Termination is given.
9.4. Termination and Payment.
(a) If the Consulting Period is terminated by the Company pursuant to Section 9.1(b) hereof without “Cause” (as defined below), the Company shall pay Consultant the entire Consulting Fee, as if he had provided Consulting Services to the Company for the entire Consulting Period, in a single lump sum payment on the Date of Termination. For purposes of this Section 9.4(a), “Cause” means (i) Consultant’s gross negligence or willful misconduct in the performance of the Consulting Services, (ii) Consultant’s final conviction of, or plea of guilty or nolo contendere to, a felony or Consultant engaging in fraudulent or criminal activity relating to the scope of Consulting Services (whether or not prosecuted), (iii) Consultant’s material violation of the Code of Business Ethics of Alpha Natural Resources, Inc., (iv) Consultant’s continuing and repeated failure to perform the Consulting Services as requested by the Company’s Executive Vice President and General Counsel (or his designee) after Consultant has been afforded an opportunity (not to exceed 30 days) to cure such breach, (v) Consultant’s commission of a felony or crime involving moral turpitude, (vi) Consultant’s conduct brings the Company into public disrepute in any material respect, or (vii) Consultant’s breach of his obligations set forth herein and/or the General Release and Non-Disparagement Agreement dated July 18, 2014 and/or the General Release dated September 1, 2014.
(b) Upon the termination of the Consulting Period by the Consultant, the Company or otherwise for any other reason, no other amounts shall be due and payable hereunder to Consultant for the period following the termination date specified in the Notice of Termination or otherwise (in the case of death).
10. Section 409A of the Code; Delay of Payments.
(a) It is intended that this Agreement shall be exempt from or comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.
(b) If an amendment of the Agreement is necessary in order for it to comply with Section 409A of the Code, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.
(c) Notwithstanding any provision to the contrary in this Agreement, if Consultant is determined to have experienced a "separation from service" in connection with the Consulting Services (within the meaning of Treas. Reg. Section 1.409A-1(h)) and the Consultant is determined to be a "specified employee" (within the meaning of Treas. Reg. Section 1.409A-1(i)) at such time, then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Consultant's "separation from service," or (ii) the date of the Consultant's death (the "Delay Period"). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 10(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Consultant in a lump sum, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. Nothing in this Section 10(c) is intended to modify or otherwise adversely affect that the Consultant's termination of employment with the Company to be classified as a "separation from service" for purposes of Section 409A of the Code.
(d) Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A of the Code. For purposes of this Agreement, each payment is intended to be excepted from Section 409A of the Code to the maximum extent provided under Section 409A of the Code, including, but not limited to, that each payment that is scheduled to be made within the applicable 2-1/2 month period specified in Treas. Reg. Section 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. Section 1.409A-1(b)(4).
(e) With respect to any reimbursement or in-kind benefit arrangements of the Company provided for herein that constitute deferred compensation for purposes of Section 409A of the Code, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year, (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(f) No action or failure to act pursuant to this Section 10 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect Consultant from the obligation to pay any taxes pursuant to Section 409A of the Code.
11. Covenants.
11.1. Non-Solicitation of Employees. For one year following the termination of the Consulting Period (the “Non-Solicit Period”), Consultant will not solicit or induce any person who is or was employed by the Company at any time during such term or period to discontinue his or her employment with the Company.
11.2. Non-Solicitation of Customers. During the Non-Solicit Period, Consultant will not, directly or indirectly, influence or attempt to influence any customers, distributors or suppliers of the Company to divert their business to any competitor of the Company.
11.3. Cooperation. Consultant shall reasonably cooperate with the Company and its counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the Consulting Period. The Company will not separately compensate the Consultant for such cooperation, which shall be considered among the Consulting Services to be rendered by Consultant under this Agreement. The Company shall provide Consultant with reasonable prior notice of any cooperation it requests pursuant to this Section 11.3 and shall take reasonable efforts to avoid disrupting Consultant’s business and personal affairs.
11.4. Interpretation. The covenants contained herein are intended to be construed as a series of separate covenants. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such subsections, then such unenforceable covenant (or such part) shall be deemed to be eliminated from this Agreement for the purpose of those proceedings to the e xtent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In addition, the non-solicitation provisions set forth in this Section 11 are in addition to, and shall not supersede, diminish or limit in any way, any other non-solicitation provisions that Consultant has entered into with the Company in his capacity as an employee, former employee, or otherwise.
11.5. Remedies for Breach. In the event this Agreement is terminated pursuant to Section 9.1 hereof, the Company’s obligations to provide the payments set forth in Section 5 hereof shall be and are expressly conditioned upon Consultant’s compliance with the covenants set forth in this Section 11. In the event Consultant breaches his obligations to the Company as provided herein, the Company’s obligations to provide the payments set forth in Section 5 hereof shall cease. In addition, it is recognized that damages in the event of breach of this Section 11 by Consultant would be difficult, if not impossible, to ascertain, and it is therefore specifically agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of the express rights to cease payment and to obtain an injunction or other equitable relief shall not preclude the Company from pursuing any other rights and remedies at law or in equity which it may have.
11.6. Reasonableness. In the event that the provisions of this Section 11 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.
12. Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given and acknowledged by written receipt, or on the seventh (7th) day after mailing if mailed (return receipt requested), postage prepaid and properly addressed as follows:

The Company:	Alpha Natural Resource Services, LLC One Alpha Place, P.O. Box 16429 Bristol, VA 24209 Attention: Chief Executive Officer
Consultant	Vaughn R. Groves Most recent address provided to the Company
Any party may change its address for purposes of this Section 12 by providing the other parties with written notice of the new address in the manner set forth above.
13. Assignment; Binding Effect. Consultant may not assign his rights or delegate his duties or obligations hereunder without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by Consultant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Consultant dies while any amounts would still be payable to him hereunder as if he had continued to live, all such amounts, unless other provided herein, shall be paid in accordance with the terms of this Agreement to his designee or, if there be no such designee, to his estate.
14. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Consultant or his legal representative and such officer(s) as may be specifically designated by the Company. No waiver by a party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
15. Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.
16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
17. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to conflicts of law or choice of law rules, and without regard to its location of execution or performance.
18. Disputes and Legal Expenses. In the event of a dispute relating to this Agreement, the dispute shall be resolved by arbitration in Bristol, Virginia by a single arbitrator, in accordance with the rules of the American Arbitration Association for commercial disputes. Each party will share the fees of the American Arbitration Association and the arbitrator, but bear its own legal expenses and costs. Notwithstanding the foregoing, the Company, among other options, shall have the right to file a lawsuit to enforce the Consultant’s confidentiality and non-disparagement obligations under this Agreement. Jurisdiction and venue for any such lawsuit shall be exclusively in the state or federal courts located in Virginia.
19. Captions. The use of captions and section headings herein is for purposes of convenience only and shall not affect the interpretation or substance of any provisions contained herein.
20. Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous promises, agreements and representations not set forth in this Agreement as of the Effective Date with respect to the subject matter hereof.
21. Survival of Certain Provisions. Notwithstanding any other provision of this Agreement to the contrary, the provisions of Sections 10 through 20 hereof shall survive the termination or expiration of the Consulting Period or this Agreement.

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IN WITNESS WHEREOF, the Company and Consultant have executed and delivered this Agreement as of the date written above.

ALPHA NATURAL RESOURCES SERVICES, LLC

By:	/s/ Gary W. Banbury
Name: Gary W. Banbury
Title: Executive Vice President-Administration and Support Services

CONSULTANT

By:	/s/ Vaughn R. Groves
Vaughn R. Groves